                            ARTICLES OF INCORPORATION
                                       OF
                                  ESELCO, INC.


     These Articles of Incorporation are executed pursuant to the provisions of Act 284, Public Acts of 1972.


                                    ARTICLE I


     The name of the Corporation is ESELCO, Inc.


                                   ARTICLE II


     The purpose or purposes for which the Corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.


                                   ARTICLE III


Part 1.  AUTHORIZED CAPITAL STOCK

     The total authorized capital stock is:

     1.  COMMON STOCK:  3,000,000 shares par value $.01 per share;
     2.  PREFERRED STOCK:  160,000 shares par value $.01 per share.

     The statement of the designations and the voting and other powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Common Stock and of the Preferred Stock is as follows:


Part 2.  ISSUE OF PREFERRED STOCK IN SERIES

     The shares of preferred Stock may be issued from time to time in one or more series with such relative rights and preferences of the shares of any such series as may be determined by the Board of Directors. The Board of Directors is authorized to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

     (a)  The rate of dividend, if any;
     (b) The price at, and the terms and conditions upon which, shares may be redeemed;
     (c) The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Corporation;
     (d) Sinking fund or redemption or repurchase provisions, if any, to be provided for shares of the series;
     (e) The terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion; and
     (f) The voting rights in the event of default in the payment of dividends or under such other circumstances and upon such conditions as the Board of Directors may determine.


Part 3.  VOTING RIGHTS

     The holders of shares of the Common Stock shall be entitled to one vote per share upon each matter coming before any meeting of stockholders.

     No holder of any share of any series of Preferred Stock shall be entitled to vote for the election of directors or in respect of any other matter except as may be required by the Michigan Business Corporation Act, as amended, or as is permitted by the resolution or resolutions adopted by the Board of Directors authorizing the issue of such series of Preferred Stock.


Part 4.  PREEMPTIVE RIGHTS

     Holders of neither the Preferred Stock nor the Common Stock shall have any preemptive rights to subscribe for any additional shares of capital stock of any class, or obligations or securities of any kind convertible into shares of capital stock of any class, at any time issued by the Corporation.


Part 5.  QUORUM, MAJORITY VOTE

     Subject to the provisions of any law to the contrary, at any meeting of shareholders the presence in person or by proxy of shareholders entitled to cast a majority in number of votes shall be necessary and sufficient to constitute a quorum for the transaction of any business, and a majority of the votes cast at any duly constituted meeting shall be necessary and sufficient to elect and pass any measure.

Part 6.  ISSUANCE OF STOCK

     Except as may be provided by law, the shares of capital stock of any class or series may be issued by the Corporation from time to time without action by the shareholders, for such lawful considerations as may from time to time be fixed by the Board of Directors.


                                   ARTICLE IV


     The address of the initial registered office is: 725 East Portage Avenue, Sault Ste. Marie, Michigan 49783.

     The name of the initial resident agent is Donald Sawruk.


                                    ARTICLE V


     The name and address of the incorporator is:

           Name                                Business Address
           ----                               ------------------

          Edison Sault Electric Company,     725 East Portage Avenue
          a Michigan corporation             Sault Ste. Marie  MI  49783



                                   ARTICLE VI


     When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this Corporation.

                                   ARTICLE VII


     1. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. In the event the Michigan Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. Any repeal, amendment or other modification of this section shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal, amendment or other modification for or with respect to any act or omission occurring prior to the time of such repeal, amendment or other modification.

     2. The Corporation shall indemnify any person against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of the Corporation, in connection with any threatened, pending or completed action, suit or proceeding to the full extent allowed by Sections 561, 562, 563 and 564 of the Michigan Business Corporation Act from time to time in effect (including, where permitted and upon any undertaking required, payment in advance of expenses); provided, however, that except with respect to actions, suits or proceedings initiated by any such person to enforce his or her rights to indemnification or advancement of expenses under this Article or otherwise, the Corporation shall indemnify any such person in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized or ratified by the Board of Directors of the Corporation. "Proceeding" as used in this Article shall include any proceeding within an action or suit.

     3.  Without limiting in any way Section 2 of this Article:

     (a) The Corporation may, by action of or approval by its Board of Directors, provide indemnification and/or advancement of expenses to employees or agents of the Corporation who are not directors or officers in the same manner and to the same extent as such rights are provided to directors and officers pursuant to this Article.

     (b) The indemnification and advancement of expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation, the Bylaws, contractual agreement, or otherwise by law and shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

                                  ARTICLE VIII


     The board of Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I Directors shall expire at the Annual Meeting of Stockholders in 1988; the term of office of the initial Class II Directors shall expire at the Annual Meeting of Stockholders in 1989; and the term of office of the initial Class III Directors shall expire at the Annual Meeting of Stockholders in 1990; or in each case thereafter when their respective successors are elected and have qualified. At each annual election held after the initial election of Directors according to classes, the Directors chosen to succeed those whose terms then expire, shall be identified as being of the same class as the Directors they succeed and shall be elected for a term expiring at the third succeeding Annual Meeting of Stockholders or in each case thereafter when their respective successors are elected and have qualified. If the number of Directors has changed, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible, but in no case shall a decrease in number of Directors shorten the term of any incumbent Director.

     A director may be removed by the affirmative vote of a majority of the members of the Board of Directors then in office. A director also may be removed by shareholders, but only for cause, at an annual meeting of Shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. For purposes of this Article, cause for removal shall be construed to exist only if a director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to appeal or has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to appeal.

     The provisions set forth in this Article may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote or consent of the holders of not less than two-thirds (2/3) of all shares of stock of the Corporation entitled to vote in elections of directors, considered for purposes of this Article as one class.

     Edison Sault Electric Company, a Michigan corporation, the incorporator, hereby causes these Articles of Incorporation to be executed by its duly authorized officer this 16th day of December, 1987.

                                        EDISON SAULT ELECTRIC COMPANY,
                                         a Michigan corporation

                                        By /s/ William R. Gregory
                                          ------------------------------------
                                           William R. Gregory
                                           Its President

                 RESOLUTION ADOPTED AT THE REGULAR MEETING OF THE
                 DIRECTORS OF ESELCO, INC., HELD DECEMBER 8, 1988

     WHEREAS, the State of Michigan has recently adopted the Stacey, Bennett and Randall Shareholder Equity Act, MCL 450.1790 et seq, 1988 PA 58 (the "Act");

     WHEREAS, the Act provides that it shall not apply before June 1, 1989 to a domestic corporation unless that corporation's board adopts a resolution electing to have the Act apply and files such resolution with the Department of Commerce;

     WHEREAS, the Act provides that the owner of control shares can vote such shares, and any other shares he acquired within 90 days of his acquisition of control shares, only to the extent that shareholders empower him to vote;

     WHEREAS, the Act defines control shares to include shares obtained by a person which would, but for the Act, cause that person, alone or as part of a group, to have 20% or more of the voting power of a corporation;

     WHEREAS, the Act does not apply to shares obtained pursuant to a merger agreement, if the issuing corporation is a part to such agreement;

     WHEREAS, the Board believes that the Act provides significant protections to shareholders in the event of an attempted or successful hostile takeover of the Company; and

     WHEREAS, the Board believes that there is no reason to delay the effectiveness of the Act to the Company.

     NOW, THEREFORE, BE IT RESOLVED that the Stacey, Bennett and Randall Shareholder Equity Act, MCL 450.1790 et seq, as adopted in 1988 PA 58, shall apply to ESELCO, INC. on and after January 31, 1989;

     FURTHER RESOLVED that the proper officers of the Company and counsel for the Company take all appropriate action to effectuate the intent of the above resolutions, including the filing of same with the Michigan Department of Commerce on or before January 31, 1989.

     FURTHER RESOLVED that these resolutions are adopted pursuant to Section 2 of the Act as codified at MCL 450.1368, note.

                             E S E L C O,  I N C.
             C E R T I F I C A T I O N  O F  R E S O L U T I O N


              I, DONALD SAWRUK, Secretary of the ESELCO, INC. a Michigan corporation, having in my custody and possession the corporate records and seal of the Company, do hereby certify that the attached Resolution is a true and correct copy of the Resolution duly adopted by the Board of Directors of the Company at a regular meeting of said Board duly convened and held in accordance with the By-Laws of the Company on December 8, 1988, at which meeting a quorum was present and voting throughout; and said Resolution is in full force and effect.

              WITNESS my hand and the corporate seal of the Company this 19th day of January, 1989.


                                               /s/ Donald Sawruk
                                               --------------------------------
                                                   DONALD SAWRUK
                                                     Secretary